UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 14, 2013

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed on August 15, 2011, RiceBran Technologies (the “Company”) and DSM New Business Development B.V. (“DSM”) entered into a Joint Research and Development Agreement (the “R&D Agreement”) whereby the Company and DSM agreed to share certain existing patented and proprietary intellectual property and know how and develop and evaluate new extraction and modification technologies to produce protein from rice bran for human food ingredient applications.

On March 14, 2013, the Company, RBT PRO LLC, a wholly owned subsidiary of the Company (“RBT PRO”), and DSM entered into a License Agreement (the “Agreement”) pursuant to which (i) the parties agreed to terminate the R&D Agreement, (ii) DSM granted RBT PRO a non-exclusive, royalty free, perpetual license to certain intellectual property owned by DSM developed under the R&D Agreement, (ii) the Company granted DSM a non-exclusive, royalty free, perpetual license to certain intellectual property owned by the Company which was used to develop the intellectual property under the R&D Agreement, and (iii) the Company agreed to reimburse DSM a total of $1,263,000 for the Company’s remaining payment obligations related to total development costs exceeding $3 million incurred by the parties under the R&D Agreement (the “Costs of Development”).

The Costs of Development will be paid by RBT to DSM in four (4) equal quarterly installments of $315,750 commencing on June 30, 2013 subject to a discount of $63,000 if the Company elects to pay the Costs of Development in full on or before June 30, 2013.

The foregoing description of the Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 attached hereto.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	License Agreement dated March 14, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: March 20, 2013	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)